Exhibit 99.1

Contacts:
Nancy Dussault	Elise Caffrey
Media Relations	Investor Relations
iRobot Corp.	iRobot Corp.
(781) 418-3323	(781) 418-3003
ndussault@irobot.com	ecaffrey@irobot.com
iRobot Files Lawsuit to Stop Infringement
of Patents on Combat-Proven PackBot Robot
BURLINGTON, Mass., Aug. 20, 2007 — iRobot Corp. (Nasdaq: IRBT) today announced it has filed two lawsuits against Robotic FX, Inc., of Worth, Ill., and its founder and president, a former iRobot employee, Mr. Jameel Ahed. Robotic FX sells the “Negotiator”, a knock-off version of the combat-proven iRobot® PackBot® robot. iRobot has shipped more than 1,000 PackBot robots to forces in the U.S. and abroad, and the robots are frequently cited as life-saving tools of U.S. warfighters.
iRobot is seeking a permanent injunction to prevent Robotic FX from selling its Negotiator robot, plus damages. To enforce its rights, iRobot has filed: (i) a lawsuit against Robotic FX in the U.S. District Court for the Northern District of Alabama for infringement of two U.S. patents; and (ii) a separate lawsuit against Robotic FX and its president, Mr. Jameel Ahed, in Massachusetts Superior Court, for misappropriation and misuse of confidential information related to iRobot’s PackBot that was used to build the Negotiator.
“iRobot has spent years advancing and battle-testing our robots so that we can consistently deliver combat-ready robots of the highest quality to serve and protect our warfighters in theater,” said Joe Dyer, president of iRobot Government and Industrial Robots. “We are sending these robots into life-and-death situations in which there is no margin for error. It would be irresponsible to allow a former employee to infringe our intellectual property, or use iRobot’s confidential information, to sell an unproven imitation that does not have the capabilities of our PackBot robots.”
PackBot was the first ground robot ever to be used in combat by U.S. forces. In the spring of 2002, iRobot sent the first team of PackBot robots to clear caves in Afghanistan. The robots have since become critical companion tools for U.S. forces, allowing them to complete dangerous missions while keeping the warfighter out of harm’s way. Today, iRobot PackBot robots are at work in theater conducting reconnaissance and identifying and disabling roadside bombs, the greatest mortal threat to U.S. forces abroad.
The PackBot robot is covered by multiple U.S. patents. Over the years, iRobot has invested significant resources in inventing and improving lifesaving technology. iRobot and U.S. military personnel have worked side-by-side to provide thousands of hours of maintenance, training, logistical support and other efforts to ensure the success and survival of warfighters relying on PackBot robots.

About iRobot Corp.
iRobot is a provider of robots that perform dull, dirty or dangerous missions in a better way. The company’s proprietary technology, iRobot AWARE Robot Intelligence Systems, incorporates advanced concepts in navigation, mobility, manipulation and artificial intelligence. This proprietary system enables iRobot to build behavior-based robots, including its family of consumer and military robots. For additional information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations concerning management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission including, without limitation, our most recent Annual Report on Form 10-K.
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